Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of May 8, 2024 (the “Effective Date”), by and between Griffon Corporation, a Delaware corporation, with its principal office located at 712 Fifth Avenue, New York, NY 10019 (together with its successors and assigns permitted under this Agreement, “Griffon”) and Ronald J. Kramer (“Kramer”).
WITNESSETH:
WHEREAS, Griffon has determined that it is in the best interests of Griffon and its stockholders to continue to employ Kramer as its Chief Executive Officer;
WHEREAS, Griffon wishes to assure itself of the services of Kramer for the period hereinafter provided, and Kramer is willing to be employed by Griffon for said period, upon the terms and conditions provided in this Agreement; and
WHEREAS, Griffon and Kramer desire to replace and supersede, in its entirety, that certain Employment Agreement between Griffon and Kramer dated March 16, 2008, as amended by that certain Amendment No. 1 to Employment Agreement dated February 3, 2011, Amendment No. 2 to Employment Agreement dated December 12, 2013, Amendment No. 3 to Employment Agreement dated April 28, 2022 and Amendment No. 4 to Employment Agreement dated November 14, 2022 (collectively, the “Prior Agreement”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Griffon and Kramer (individually a “Party” and together the “Parties”) agree as follows:
1.DEFINITIONS.
(a)“Affiliate” means any person or entity controlling, controlled by or under common control with Griffon.
(b)“Board” shall mean the Board of Directors of Griffon.
(c)“Cause” shall mean:
(i)Kramer’s conviction of, or plea of guilty or nolo contendere to, a felony, excluding DWI (or any similar offense);
(ii)any material breach of the Agreement by Kramer which is not promptly cured, if curable, in accordance with Section 9(d); or
(iii)Kramer’s willful misconduct or gross negligence that is materially economically injurious to Griffon. For purposes of this Section 1(c)(iii), no act or failure to act on the part of Kramer shall be considered “willful” unless it is committed, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Griffon.
Notwithstanding the foregoing, no act or failure to act (to the extent curable) shall constitute Cause unless Griffon gives Kramer written notice within one hundred and twenty (120) days after the Board (or, as applicable, the Post-CIC Board, as defined below) acquires actual knowledge of the occurrence of the act or failure to act which Griffon believes constitutes the basis for Cause, specifying the particular act or failure to act which Griffon believes constitutes the basis for Cause. If Kramer fails to cure such act or failure to act within thirty (30) days after receipt of such notice, Kramer’s employment shall be deemed terminated for Cause; provided, however, that notwithstanding the foregoing, during the 24 months immediately following a Change in Control, a termination of Kramer’s employment will not be deemed to be for “Cause” unless (i) Kramer has had an opportunity to be heard, with counsel, by the board of directors or other governing body of the corporation or other entity surviving such Change in Control (or the board of the applicable parent entity of such surviving entity) (the “Post-CIC Board”) and (ii) the Post-CIC Board has approved the classification of Kramer’s termination as being for “Cause” by a vote of at least two-thirds of the members of the Post-CIC Board.
(d)“Change in Control” shall mean the occurrence of any of the following events after the Effective Date):
(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Griffon (“Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Griffon entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from Griffon or any Affiliate, (x) any acquisition by Griffon or any Affiliate, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Griffon or any of its Affiliates (including but not limited to any rabbi trust or feeder trust established in connection with any broad-based employee benefit plan or any employee benefit plan in which Kramer is the sole participant) or (z) any acquisition pursuant to a transaction that meets the conditions of each of Sections 1(d)(iii)(A), 1(d)(iii)(B) and 1(d)(iii)(C);
(ii)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual whose election to the Board, or nomination for election by Griffon’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Griffon or any of its Subsidiaries, or a sale or other disposition of all or substantially all of the assets of Griffon, in a single transaction or series of related transactions, or the acquisition of assets or securities of another entity by Griffon or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Griffon or all or substantially all of Griffon’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Griffon or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)approval by the stockholders of Griffon of a complete liquidation or dissolution of Griffon, or a sale (whether direct or indirect) of all or substantially all of the assets of Griffon or of Griffon’s Subsidiaries in a single transaction or series of related transactions (except pursuant to an acquisition described in Sections 1(d)(i)(x) or 1(d)(i)(y)).
Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any Person, entity or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of Griffon and in which Kramer participates directly or actively (other than a renegotiation of his employment arrangements or in his capacity as an employee of Griffon or any successor entity thereto or to the business of Griffon).

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(f)“Combined Bonus,” with respect to any Fiscal Year, shall mean the sum of (i) the bonus (or bonuses) paid to Kramer in respect of, or during, such Fiscal Year, and (ii) any long-term bonus paid to Kramer with respect to a period ending with such Fiscal Year; provided that a bonus paid in respect of a Fiscal Year, or with respect to a period ending with a Fiscal Year, shall be part of the Combined Bonus for such Fiscal Year, and shall not be part of the Combined Bonus for the next succeeding Fiscal Year (notwithstanding when such bonus is actually paid).
(g)“Committee” shall mean the Compensation Committee of the Board.
(h)“Disability” shall mean Kramer’s inability to substantially perform his duties due to physical or mental impairment for six (6) consecutive months and, within thirty (30) days after a notice of termination is given to Kramer, Kramer has not returned to work.
(i)“Employment Term” shall mean the period specified in Section 2(b) below.
(j)“Fiscal Year” shall mean the 12-month period beginning on October 1 and ending on the next subsequent September 30, or such other 12-month period as may constitute Griffon’s fiscal year at any time hereafter.
(k)“Good Reason” shall mean the occurrence of any of the following events without Kramer’s prior written consent:
(i)the failure of Kramer to be appointed to the positions set forth in Section 2(c), if not promptly cured after written notice, or the hiring of any officer to serve in a capacity equal or senior to Kramer;
(ii)the assignment to Kramer of duties materially inconsistent with his status as the chief executive officer of a publicly-traded company or a materially adverse alteration in the nature of Kramer’s duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 2(c) (whether or not occurring solely as a result of Griffon ceasing to be a publicly traded entity or a Change in Control; provided, however, that a continuation by Kramer as the Chief Executive Officer of Griffon (or a successor company) following the consummation of a transaction of the type described in the last sentence of Section 1(d) of this Agreement shall not, by itself, be deemed to be a change in Kramer’s duties or responsibilities that would constitute “Good Reason” as set forth in this clause 1(k)(ii));
(iii)a reduction by Griffon in Kramer’s Salary, target annual bonus amount or target long-term bonus amount;
(iv)the relocation of Kramer’s own office location more than twenty-five (25) miles from Griffon’s current headquarters;

(v)Griffon’s failure to provide any employee benefits due to be provided to Kramer;
(vi)any purported termination of Kramer’s employment for Cause which is not substantially effected pursuant to the procedures described in Section 9(d);
(vii)any material breach of the Agreement by Griffon; or
(viii)a failure of Griffon to have any successor assume in writing the obligations under the Agreement.
Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Kramer gives Griffon prior notice within sixty (60) days after the occurrence of the event which Kramer believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Kramer believes constitutes the basis for Good Reason. If Griffon fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, Kramer may terminate his employment for Good Reason. For the avoidance of doubt, if such act is not curable, Kramer may terminate his employment for Good Reason upon providing such notice.
(l)“Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.
(m)“Subsidiary” shall mean any entity of which Griffon owns, directly or indirectly, more than fifty percent (50%) of its voting stock or voting interests.
2.EMPLOYMENT TERM, POSITIONS AND DUTIES.
(a)Employment of Kramer. Griffon hereby employs Kramer, and Kramer hereby accepts employment with Griffon, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Kramer shall render services to Griffon principally at Griffon’s corporate headquarters, but he shall do such traveling on behalf of Griffon as shall be reasonably required in the course of the performance of his duties hereunder.
(b)Employment Term. The terms of this Agreement shall be effective as of the Effective Date, and Kramer’s employment with Griffon shall continue until terminated by either Party in accordance with the provisions of Section 9. The entire duration of Kramer’s employment with Griffon hereunder shall be referred to as the “Employment Term.”
(c)Titles and Duties.
(i)During the Employment Term, Kramer shall be employed as Chief Executive Officer, reporting to the Board. In his capacity as Chief Executive Officer, Kramer shall perform such duties as are consistent with his title and position as Chief Executive Officer of a publicly-traded company.

(ii)During the Employment Term, Kramer shall also serve as Chairman of the Board.
(d)Time and Effort. Kramer shall devote his best efforts and abilities, and substantially all his business time, to the performance of his duties under the Agreement; provided that he shall, to the extent same does not substantially interfere with the performance of his duties hereunder, be permitted to: (i) serve on corporate and civic boards and committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal and family investments and (iv) engage in investment management business activities that are not competitive with the businesses of Griffon.
3.SALARY.
(a)Initial Salary. For the Fiscal Year ending September 30, 2024, Kramer shall receive from Griffon a Salary, payable in accordance with the regular payroll practices of Griffon, in an amount of $1,255,085 per annum.
(b)Salary Increase. Kramer’s Salary shall be reviewed annually for possible increases (but not decreases) commencing October 1, 2025. Any amount to which Kramer’s Salary is increased, as provided in this Section 3(b) or otherwise, shall not thereafter be reduced without his prior written consent.
4.BONUSES.
(a)Annual Bonus. Commencing with the Fiscal Year ending September 30, 2024 and for each Fiscal Year thereafter during the Employment Term, Kramer shall be eligible to receive an annual bonus in accordance with Griffon’s 2016 Performance Bonus Plan or another plan or plans providing for annual award opportunities to senior executives. Any such bonus shall be based on the achievement of performance objectives to be determined by the Board (or the Committee) after consultation with Kramer. Such performance criteria shall be communicated to Kramer in writing within ninety (90) days after the commencement of the applicable performance period. Any bonus payable for any Fiscal Year shall be paid within sixty (60) days of the end of the Fiscal Year during which it is earned.
(b)Long-Term Bonus. Commencing with the three Fiscal Year period ending September 30, 2024, and for each three Fiscal Year period thereafter during the Employment Term, Kramer shall be eligible to receive a long-term bonus in accordance with Griffon’s 2016 Performance Bonus Plan or another plan or plans providing for long-term bonus award opportunities to senior executives. Any such bonus shall be based on the achievement of performance objectives to be determined by the Board (or the Committee) after consultation with Kramer. Such performance criteria shall be communicated to Kramer in writing within ninety (90) days after the commencement of the applicable performance period. Any bonus payable for any three Fiscal Year period shall be paid within sixty (60) days of the end of the three Fiscal Year period during which it is earned.

(c)Discretionary Bonus. Kramer shall be eligible to receive additional bonuses during the Employment Term. The amount and the occasion for payment of such bonus, if any, shall be determined by the Committee in its sole discretion.
5.EQUITY AWARDS.
(a)Equity Grants. The Board (or the Committee) shall consider making equity grants to Kramer at least annually. Subject to the Committee’s approval at the time of grant, it is the intention of Griffon that such awards, if any, shall, except as may be otherwise set forth in any existing or future equity award agreement between Kramer and Griffon, (i) be subject to the same terms and conditions relating to Change in Control and vesting on termination of employment as set forth in the April 1, 2008 grant of 250,000 shares of restricted stock to Kramer, or the October 1, 2008 grant of an option to purchase 350,000 shares of common stock to Kramer, as applicable; (ii) with respect to any time-based vesting conditions on restricted stock or stock units, vest on a basis that is no less favorable than the third anniversary of such subsequent grant date; and (iii) with respect to any time-based vesting conditions on options or stock appreciation rights, vest over a three year period in equal installments on each anniversary of such subsequent grant date.
(b)Registration. Griffon represents that the shares subject to the awards described in this Section 5 shall be registered on a Form S-8 or other appropriate registration statement under the Securities Act of 1933, as amended.
6.BUSINESS AND TRAVEL EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS.
(a)Business Expenses. Kramer shall be entitled to prompt reimbursement by Griffon for all reasonable business expenses incurred by him during the Employment Term in performing services under this Agreement, upon his proper submission of such accounts and records as may be reasonably required by Griffon.
(b)Travel Expenses. Kramer shall be entitled to prompt reimbursement by Griffon for all reasonable travel expenses incurred by him during the Employment Term while performing duties on behalf of Griffon (including, without limitation, first class air travel), upon his proper submission of such accounts and records as may be reasonably required by Griffon. Subject to the foregoing, Kramer shall be subject to Griffon’s policies adopted from time to time with respect to travel.
(c)Other Costs. Griffon shall reimburse Kramer for reasonable attorneys fees and expenses incurred in connection with the preparation and negotiation of this Agreement.
All reimbursements under this Section 6 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.
7.PERQUISITES.

During the Employment Term, Griffon shall provide Kramer with the following perquisites:
(a)an office of a size and with furnishings and other appointments, and exclusive personal secretarial and other assistance, at a level appropriate for a chief executive officer of a publicly traded corporation; and
(b)use of an automobile and driver and payment of all related expenses, including, without limitation, driver’s salary, lease payments, insurance, maintenance and parking, subject to Kramer’s prompt submission of such accounts and records as may be reasonably required by Griffon.
All reimbursements under this Section 7(b) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.
8.BENEFITS.
(a)General. During the Employment Term, Kramer shall be entitled to participate in all employee benefit plans and programs made available to Griffon’s senior executives or to its employees generally, in accordance with the terms and conditions of such plans and programs and as such plans or programs may be in effect from time to time, including without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Griffon from time to time, including plans that supplement the above-listed plans, whether funded or unfunded; provided however, that Kramer shall not be entitled to participate in any supplemental retirement plan, any non-qualified deferred compensation plan or any retiree medical plan unless such participation is specifically designated by the Board (or the Committee); and provided further that approval by the Board (or the Committee) of this Agreement shall not constitute such designation.
(b)Medical Care Insurance. During the Employment Term, Griffon shall provide Kramer, his spouse and his dependents with hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the most favorable plans, policies, programs and practices of Griffon and its Subsidiaries made available generally to all other senior executive officers of Griffon and its Subsidiaries as a group, as in effect from time to time.
(c)Life Insurance Benefit. In addition to the group life insurance available to employees generally, Griffon shall provide Kramer with an individual life insurance policy with a death benefit of at least $10,000,000. Upon cessation of Kramer’s employment for any reason other than death, (i) he or his spouse shall have the right to continue such policy (so long as permitted by, and in accordance with, the terms of such policy) by paying the premiums on a going-forward basis, and (ii) Griffon will forward to Kramer any premium or other notices Griffon receives regarding the policy, by overnight courier and email (to Kramer’s personal email address).
9.TERMINATION OF EMPLOYMENT.
(a)Voluntary Termination. Kramer may terminate his employment voluntarily at any time during the Employment Term. If he does so, except for a termination due to Good Reason, he shall be entitled to receive only the compensation and benefits specified in Section 9(b).
(b)General. Notwithstanding anything to the contrary herein, in the event of any termination of Kramer’s employment during the Employment Term (including by reason of his death), he shall be entitled to receive as soon as administratively feasible following such termination, but in any event, except as provided below, within fifteen (15) days thereafter (in addition to the applicable payments and benefits he may also be entitled to receive under subsections (c) through (g) below, as applicable):
(i)accrued but unpaid Salary through the date of termination;
(ii)any accrued but unused vacation;
(iii)any annual or long-term bonus earned for the Fiscal Year (or Fiscal Years) completed prior to the year of termination but not yet paid to him; and
(iv)reimbursement in accordance with Section 6 above of any expenses incurred by him through the date of termination but not yet paid to him.
Additionally, Kramer shall receive any other compensation or benefits, including, without limitation, benefits under equity grants and awards described in Section 5 above and employee benefits under plans described in Section 8 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan.
For purposes of Section 9(b)(iii) above, “earned” shall mean that all performance goals for the applicable performance period have been met and certified to by the Committee whether or not Kramer is still actually employed on the date the Committee certifies such results; provided however, that no annual (or long-term) bonus shall be deemed earned if Kramer is terminated for Cause. The Committee shall, with respect to Kramer, conduct its certification process in a manner substantially consistent with past practices and any such bonus shall be paid at the time such bonus would have been paid had Kramer been still employed by Griffon.
(c)Termination Due to Disability. If, during the Employment Term, Kramer’s employment is terminated by Griffon due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 9(h), to receive:

(i)a pro-rata bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of completed days in the Fiscal Year of Kramer’s termination of employment during which Kramer was employed by Griffon and the denominator of which is 365 (the “Pro-Rata Bonus Payment”), as soon as administratively feasible following such termination, but in any event within fifteen (15) days;
(ii)severance for twelve (12) months payable in twelve (12) equal monthly installments and commencing on the first payroll period following such termination in the amount of one-twelfth the sum of (A) the Salary plus (B) the highest Combined Bonus in each of the three Fiscal Years prior to such termination (but in no event less than the Target Bonus for the year of termination), provided however, that if a termination due to Disability occurs within two years after an event described in Section 409A(a)(2)(A)(v) of the Code (a “409A CIC”), Kramer shall receive a lump sum payment of the amount described above in lieu of such monthly installments, as soon as administratively feasible following such termination, but in any event, within fifteen (15) days thereafter; and
(iii)if Kramer (or his beneficiaries) elects continued medical coverage under COBRA, Griffon shall pay for coverage under COBRA for 18 months following such termination.
(d)Termination by Griffon for Cause. Griffon may terminate Kramer’s employment hereunder for Cause, provided however, that no termination for Cause shall be effective unless (i) the decision is made by a majority of the Board at a Board meeting, held for such purpose, where Kramer and his counsel had an opportunity to be heard on at least ten (10) days prior notice; (ii) Griffon gives Kramer notice of the Board’s decision to terminate Kramer’s employment for Cause specifying the particular act or failure to act which is the basis for such decision; and (iii) Kramer fails to cure such act or failure to act to the reasonable, good faith satisfaction of the Board within thirty (30) days after such notice. In the event that Kramer’s employment is terminated for Cause, he shall be entitled to receive only the compensation and benefits specified in Section 9(b).
(e)Termination by Griffon Without Cause or by Kramer for Good Reason. If, during the Employment Term, Griffon terminates Kramer’s employment without Cause or Kramer terminates his employment for Good Reason, in either such case, other than within two years after a Change in Control, he shall be entitled to receive, upon the execution and non-revocation of a release substantially in the form attached hereto as Exhibit A, but in no event later than forty-five (45) days after such termination, in addition to the compensation and benefits specified in Section 9(b):
(i)severance for twelve (12) months payable in twelve (12) equal monthly installments and commencing on the first payroll period following such termination in the amount of one-twelfth of two times the sum of (x) the Salary plus (y) the highest Combined Bonus in each of the three Fiscal Years prior to such termination (but in no event less than the Target Bonus for the year of termination);

(ii)a payment in the amount of a pro-rated portion of the bonus (including both annual bonus and long-term bonus) which would have otherwise been paid for the year of termination had Kramer’s employment not been terminated, to be paid at such time as such bonus would otherwise have been paid; and
(iii)if Kramer elects to continue his medical coverage under COBRA, Griffon will pay for coverage under COBRA for 18 months following such termination.
(f)Termination by Griffon Without Cause or by Kramer for Good Reason Within Two Years After a Change in Control. If, during the Employment Term, Griffon terminates Kramer’s employment without Cause or Kramer terminates his employment for Good Reason, in either such case, within two years after a Change in Control, he shall be entitled to receive, upon the execution and non-revocation of a release substantially in the form attached hereto as Exhibit A, but in no event later than forty-five (45) days after such termination, in addition to the compensation and benefits specified in Section 9(b):
(i)(x) if the Change in Control qualifies as a 409A CIC, a lump sum payment, as soon as administratively feasible following such termination, but in any event within ten (10) days thereafter, equal to three times the sum of (A) the Salary plus (B) the highest Combined Bonus in each of the three Fiscal Years prior to such termination (but in no event less than the Target Bonus for the year of termination); provided that the amount calculated for purposes of this clause (B) shall not be less than the amount as if such calculation were performed immediately prior to the Change in Control; or (y) if the Change in Control does not qualify as a 409A CIC, Kramer will receive the amount described in the foregoing clause (x) payable in twelve (12) equal monthly installments commencing as soon as administratively feasible following the date on which the release becomes effective, but in any event within ten (10) days thereafter;
(ii)a pro-rata portion of the higher of (A) the Combined Bonus for the most recently completed Fiscal Year, provided that the amount of the bonuses used for calculating the amount due under this clause (A) shall not be less than the Combined Bonus for the most recently completed Fiscal Year immediately prior to the Change in Control; or (B) the Target Bonus, to be paid as soon as administratively feasible following the date on which the release becomes effective, and in any event within ten (10) days thereafter; and
(iii)for the period commencing on the date of Kramer’s termination of employment and continuing until December 31 of the second calendar year following the calendar year in which Kramer’s employment terminates (the “Continuation Period”), either (x) subject to Kramer making a timely election and continued eligibility to elect benefits under COBRA and Kramer’s continued payment of premiums at active employee rates, continued medical and other group health coverage for Kramer and his eligible dependents under Griffon’s medical and group health plans (which expressly include Griffon’s Group Health Plan, the ArmadaCare Ultimate Health Plan and the Supplemental Health Benefits Plan for Senior Executives) or (y) if Griffon determines in its sole discretion that any such coverage cannot be provided under the governing plan documents or that providing such coverage would result in a fine, penalty or other violation of law, monthly payments equal to the premium amounts (including both employer and employee portions) or other claims paid by Griffon under such coverages; provided, however, that in the event that any such coverage is discontinued following a Change in Control or Griffon or any successor otherwise fails to provide Kramer access to such coverage following a Change in Control, Griffon shall either provide equivalent coverage, provide Kramer an amount in cash to procure equivalent coverage on an individual basis or otherwise continue to pay applicable claims that would have been reimbursed under such coverage.
(g)Vesting of Equity Upon Certain Events. Except as may be otherwise set forth in any existing or future equity award agreement between Kramer and Griffon:
(i)Termination by Griffon Without Cause or by Kramer for Good Reason. If, during the Employment Term, Griffon terminates Kramer’s employment without Cause or Kramer terminates his employment for Good Reason, in either such case all of his then outstanding equity compensation awards shall immediately vest and, in the case of options, shall remain exercisable for one year after such termination of employment or the term of the option stated in the award agreement, whichever is shorter.
(ii)Change in Control, Termination Due to Death or Disability. Upon a Change in Control or a termination of Kramer’s employment due to death or Disability, all Kramer’s then outstanding equity compensation awards shall immediately vest and become exercisable.
(h)Specified Employee. Notwithstanding any other provision of this Agreement, if (i) Kramer is to receive payments or benefits under Section 9 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Kramer is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Kramer to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of Kramer’s employment, then such payment or benefit required under Section 9 shall not commence until the first day which is at least six months after the termination of Kramer’s employment. Each severance installment contemplated under this Section 9 shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Such payments or benefits, together with simple interest calculated at the Secured Overnight Financing Rate (SOFR) as of the date of such separation from service, which would have otherwise been required to be made over such six-month period, shall be paid to Kramer in one lump sum payment or otherwise provided to Kramer as soon as administratively feasible after the first day which is at least six months after the termination of Kramer’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth above. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to Kramer’s

“separation from service” as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.
(i)Miscellaneous. For the avoidance of doubt, if applicable, Kramer shall only be entitled to receive the payments and benefits provided under Section 9(e) or 9(f), whichever is applicable, but not under both such sections. For purposes of this Section 9, “Target Bonus” shall mean 150% of Salary then in effect.
10.NO DUTY TO MITIGATE.
Kramer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Kramer does receive compensation for any reason from any other source.
11.PARACHUTES.
(a)Change in Control. Upon the occurrence of a change in control or ownership (or other similar event), in the event that it would be economically advantageous for Kramer, any payments that constitute excess “parachute payments” within the meaning of Section 280G(b) of the Code (each such parachute payment, a “Parachute Payment”), shall be reduced in the aggregate by an amount that results in the receipt by Kramer on an after-tax basis (including the applicable federal, state and local income taxes, and the excise tax imposed by Section 4999 of the Code (“Excise Tax”) of the greatest total Parachute Payments. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.
(b)Computation. Kramer and Griffon hereby agree that the calculation of any reduction in payments contemplated by this Section 11 and any tax withholding due in connection with any Excise Tax shall be made by Golden Parachute Tax Solutions LLC (or another nationally recognized certified public accounting or professional firm that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code, selected by Griffon and consented to by Kramer, such consent not to be unreasonably withheld or delayed) (the “Calculating Firm”) and the determination of any such reduction in payments or Excise Tax withholding shall be conclusive and binding on Kramer absent manifest error. All fees and expenses of the Calculating Firm shall be borne solely by Griffon. Prior to any reduction in payments contemplated by this Section 11, Griffon shall provide Kramer with a report setting forth its calculations and the amount of such reduction, along with adequate supporting information.

12.CONFIDENTIAL INFORMATION.
(a)Kramer shall not, during the Employment Term and at any time thereafter, without the prior express written consent of Griffon, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform his duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute his rights against Griffon or its Affiliates or to defend himself against any allegations). Kramer shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment with Griffon for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Kramer’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of Griffon, or any Affiliate of Griffon, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, inventions, trade secrets, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of Griffon or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Kramer’s breach of any portion of this Section 12).
(b)Kramer understands and agrees that the rights and obligations set forth in this Section 12 shall extend beyond the Employment Term.
13.OTHER RESTRICTIVE COVENANTS.
(a)Non-Solicitation. During the Employment Term and for twelve (12) months following any termination of Kramer’s employment with Griffon, Kramer shall not (except on Griffon’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit, induce, or attempt to cause any employee or consultant of Griffon or its Affiliates to leave Griffon or the Affiliate; provided however, that any general solicitations for employment not specifically directed at Griffon shall not be deemed to be in breach of this provision.
(b)Non-Competition. During the Employment Term and for twelve (12) months following any termination of Kramer’s employment with Griffon, Kramer shall not, directly or indirectly, engage, without the consent of Griffon, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other capacity, or render any services or provide any advice to any business, activity, person or entity which competes with any of the businesses of Griffon; provided, however, that Kramer’s ownership of not more than five percent (5%) of the stock of any publicly-traded corporation shall not be a violation of this Section 13. Kramer acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living.
(c)Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by Kramer, whether alone or jointly with others, during the Employment Term, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery or innovation with regard to any facet of Griffon’s business whether or not patentable, made, conceived, or first actually reduced to practice by Kramer, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of Griffon, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention, as herein defined, shall be the sole and exclusive property of Griffon. Kramer agrees to execute an assignment to Griffon or its nominee of Kramer’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. Kramer further agrees, upon the request of Griffon and at its expense, that Kramer will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. Kramer further agrees, to the extent it does not substantially interfere with any subsequent employment or business activities, whether or not Kramer is then an employee of Griffon, to reasonably cooperate to the extent and in the manner reasonably requested by Griffon in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by Griffon.
(d)Kramer understands and agrees that the rights and obligations set forth in this Section 13 shall extend beyond the Employment Term.
14.REMEDIES/SANCTIONS.
Kramer acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Griffon in the event of any breach of this Agreement or default by Kramer. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Kramer further acknowledges and agrees that Griffon will suffer irreparable harm if he fails to comply with his obligations under Section 12 above and/or Section 13 above and that monetary damages would be inadequate to compensate Griffon for any such breach. Accordingly, Kramer agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Griffon will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.
15.WITHHOLDING TAXES.
All payments to Kramer or under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.
16.INDEMNIFICATION AND LIABILITY INSURANCE.
During the Employment Term, Griffon shall provide Kramer with a standard indemnification agreement which shall provide that Kramer shall be indemnified to the fullest extent permitted by applicable law and shall provide for the advancement of expenses if Kramer shall have delivered in writing to Griffon (a) an undertaking to reimburse Griffon for expenses with respect to which Kramer is not entitled to indemnification; and (b) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Griffon has been met. Griffon shall cause Kramer to be covered at all times during the Employment Term by directors’ and officers’ liability insurance as Griffon shall from time to time obtain, but in no event shall Kramer’s coverage be less than that provided to any other director or officer of Griffon. Griffon shall continue to indemnify Kramer as provided above and maintain such liability insurance coverage for him after the Employment Term for any claims that may be made against him with respect to his service as a director or officer of Griffon. In the event Griffon does not utilize a standard indemnification agreement, Griffon shall indemnify Kramer to the fullest extent permitted by applicable law.
17.ASSIGNABILITY; BINDING NATURE.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Kramer) and assigns. No rights or obligations of the Parties under this Agreement may be assigned without the written consent of both Parties, except by will or the laws of descent and distribution.
18.REPRESENTATIONS.
The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Griffon represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.
19.ENTIRE AGREEMENT.
Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof (including, without limitation, the Prior Agreement). Unless otherwise expressly determined by the Board or the Committee in its sole discretion after the Effective Date, payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Griffon to which Kramer would otherwise be entitled.
20.AMENDMENT OR WAIVER.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Kramer and an authorized officer of Griffon. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
21.SEVERABILITY.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
22.SURVIVAL.
The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement, the termination of the Employment Term and the termination of Kramer’s employment with Griffon for any reason, to the extent necessary to the intended provision of such rights and the intended performance of such obligations.
23.GOVERNING LAW/JURISDICTION.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws. Any action or proceeding not subject to arbitration under Section 25 must be brought solely in a state or federal court in New York County, New York. The Parties consent to the personal jurisdiction of such courts, and waive any objections based on forum non conveniens.
24.NO CONFLICTS.
Kramer represents that (a) his employment hereunder and performance of his duties hereunder will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (b) his employment with Griffon will not violate any non-solicitation or other similar covenant or agreement by which he is bound; and (c) in connection with his employment with Griffon, he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer.

25.ARBITRATION; COSTS OF DISPUTES.
Any contest or dispute arising out of or relating to the terms of this Agreement and/or Kramer’s employment with Griffon shall be submitted to binding arbitration for resolution in New York, New York, in accordance with the Employment Arbitration Rules of JAMS then in effect. In the event of such dispute, Griffon shall pay all of the legal fees and expenses incurred by Kramer in such dispute, if Kramer substantially prevails in such contest or dispute. The arbitration award shall be final and binding upon the Parties, and the federal and state courts sitting in New York County, New York, shall have exclusive jurisdiction to confirm or modify such award. Thereafter, any court of competent jurisdiction may enter judgment upon the arbitration award.
26.NOTICES.
Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by email, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Griffon or the Board:

Griffon Corporation 712 Fifth Avenue New York, NY 10019 Attention: General Counsel Telephone: (212) 957-5000 Email: kaplan@griffon.com

With a copy to:

Andrew Braid, Esq. Dechert LLP 2929 Arch Street Philadelphia, PA 19104 Telephone: (215) 994-2613 Email: andrew.braid@dechert.com

If to Kramer, the address Griffon has on file.

With a copy to:

Steven Pesner, Esq. Lance J. Gotko, Esq. Friedman Kaplan Seiler Adelman & Robbins LLP 7 Times Square New York, NY 10036 Telephone: (212) 833-1100 Email: spesner@fklaw.com lgotko@fklaw.com

27.HEADINGS.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
28.COUNTERPARTS.
This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
29.MISCELLANEOUS.
With respect to any provision of this Agreement that provides for reimbursement or in-kind benefits that are subject to Section 409A of the Code, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) Kramer’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the reimbursement of an eligible expense shall be made as soon as practicable after Kramer submits evidence satisfactory to Griffon of the incurrence of such expense, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

GRIFFON CORPORATION

By: /s/ Seth L. Kaplan Name: Seth L. Kaplan Title: Senior Vice President

EXECUTIVE

By: _/s/ Ronald J. Kramer______________ Ronald J. Kramer

EXHIBIT A
General Release
IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Amended and Restated Employment Agreement, dated as of May 8, 2024, (the “Agreement”) by and between Ronald J. Kramer (the “Executive”) and Griffon Corporation (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (i) any rights to any payments, benefits or reimbursements due to the Executive under the Agreement; (ii) any rights of the Executive to indemnification under the Agreement (or the standard form of agreement, if any, entered into with the Executive pursuant to the Agreement) or under any applicable directors’ and officers’ liability insurance policies maintained by the Company; (iii) any rights to any vested benefits due to the Executive under any employee benefit plans sponsored or maintained by the Company; (iv) any rights of the Executive as a shareholder of the Company; or (v) any rights to indemnification or advancement of costs under applicable law or the Company’s (or any of its subsidiaries’) governing instruments or rights under any applicable director’s and officer’s liability insurance policy. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.
The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).
INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

EXECUTIVE

Ronald J. Kramer

Dated: